Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2025 SECOND QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 24, 2025) – Eagle Financial Services, Inc. (NASDAQ: EFSI) (the "Company"), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its second quarter 2025 results. On July 24, 2025, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on August 15, 2025, to shareholders of record on August 4, 2025. The following table presents selected financial performance highlights for the periods indicated:

	Three Months Ended
	June 30,	March 31,		June 30,
	2025	2025		2024
	(in thousands)
			As adjusted (1)
Consolidated net income (loss)	$5,270	$(6,974)	$2,842	$3,185

Consolidated noninterest income (loss)	$4,917	$(8,554)	$3,871	$4,305

Earnings (loss) per share - basic and diluted	$0.98	$(1.53)	$0.62	$0.89

Annualized return on average equity	11.93%	-20.75%	8.46%	11.89%

Annualized return on average assets	1.09%	-1.48%	0.59%	0.72%

Net interest margin	3.42%	2.98%	2.98%	2.92%

(1) Non-GAAP financial measure - Excluding the tax effected impact of the loss on sale of securities for the three months ended March 31, 2025. See the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for a reconciliation of these measures to comparable measures calculated in accordance with GAAP.

Additional key highlights for the second quarter of 2025 are as follows:

•
Net interest income increased by $2.4 million or 17.7% during the quarter to $15.7 million.
•
FHLB borrowings decreased by $25.0 million during the quarter to $40.0 million.
•
Sales of $17.1 million and $8.4 million in mortgage and SBA loans, respectively, with a gain on sale of $1.1 million recognized during the quarter.
•
Efficiency ratio decreased from 72.20% to 64.91% during the quarter.

Brandon Lorey, President and CEO, stated, "We are very pleased to report record net income of $5.3 million and earnings per share of $0.98, results that are in line with our expectations for the quarter. The full-quarter impact of post-capital raise execution, along with the strategic repositioning of the securities portfolio, contributed to a 44-basis point expansion in net interest margin and an annualized return on assets of 1.09%. Additionally, the continued transition from higher-cost borrowings to lower-cost deposits is strengthening our funding profile and positioning us for long-term balance sheet efficiency. I would like to extend my sincere appreciation to the entire EFSI and Bank of Clarke team for their steadfast commitment to our shareholders, communities, and customers."

Income Statement Review

Total net income (loss) for the quarters ended June 30, 2025 and March 31, 2025 was $5.3 million and ($7.0 million), respectively. Total net (loss) for the quarter ended March 31, 2025 included a loss on sale of securities of $12.4 million related to an executed balance sheet repositioning. Net income, as adjusted to excluded the one-time effect of this significant transaction, for the quarter ended March 31, 2025 was $2.8 million. This is a non-GAAP financial measure. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information. For the quarter ended June 30, 2025, net income increased $2.4 million or 85.4% from the adjusted quarter ended March 31, 2025 and increased $2.1 million or 65.5% from the quarter ended June 30, 2024. Net income was $3.2 million for the quarter ended June 30, 2024. The increase from the quarter ended March 31, 2025 was due to an increase in net interest income and gain on loans held for sale as well as a lower provision, partially offset by an increase in salaries and employee benefits expense during the quarter ended June 30, 2025. The increase from the quarter ended June 30, 2024 was due largely to an increase in net interest income, wealth management fee income and gain on loans held for sale and partially offset by an increase in salaries and employee benefits expense during the quarter ended June 30, 2025. These changes are discussed below in greater detail.

Total loan interest income was $20.4 million and $20.0 million for the quarters ended June 30, 2025 and March 31, 2025, respectively. Total loan interest income was $19.5 million for the quarter ended June 30, 2024. Total loan interest income increased $438 thousand or 2.2% from the quarter ended March 31, 2025 to the quarter ended June 30, 2025. This increase is due mainly to the first quarter reversal of $202 thousand in accrued interest income for one loan relationship totaling $12.5 million with a weighted average yield of 8.73% that was placed in nonaccrual status. Average loans did decrease slightly from $1.46 billion for the quarter ended March 31, 2025 to $1.45 billion for the quarter ended June 30, 2025. The tax equivalent yield on average loans for the quarter ended June 30, 2025 was 5.67%, an increase of 10 basis points from the 5.57% average yield for the quarter ended March 31, 2025. The increase in loan interest income between the quarters ended June 30, 2025 and June 30, 2024 was largely due to an increase in higher yielding loans.

Interest and dividend income from the investment portfolio was $1.3 million for the quarter ended June 30, 2025 compared to $848 thousand for the quarter ended March 31, 2025. Interest and dividend income from the investment portfolio was $897 thousand for the quarter ended June 30, 2024. The tax equivalent yield on average investments for the quarter ended June 30, 2025 was 4.37%, up 144 basis points from 2.93% for the quarter ended March 31, 2025 and up 175 basis points from 2.62% for the quarter ended June 30, 2024. The increase in yield was due largely to lower yielding investments sold during the first quarter of 2025 being replaced with higher yielding securities. During the quarter ended March 31, 2025, $99.2 million in securities were sold with a weighted average yield of 1.72%. During the same quarter, $76.0 million in securities were purchased. Of the $76.0 million in securities purchased, $66.0 million were purchased as a part of the executed balance sheet repositioning with a weighted average yield of 4.72%.

Total interest expense was $9.1 million and $10.2 million for the three months ended June 30, 2025 and March 31, 2025, respectively and $9.6 million for three months ended June 30, 2024. The decrease in interest expense between the quarter ended June 30, 2025 and the quarter ended June 30, 2024 was due to the $1.2 million decrease in FHLB interest expense, partially offset by increased interest expense on deposits due to growth in interest-bearing deposit accounts year over year. The average balance of interest-bearing deposits increased $140.0 million from the quarter ended June 30, 2024 to the same period in 2025 while the average balance of FHLB advances decreased by $104.3 million when comparing the same periods. The decrease in interest expense between the quarter ended June 30, 2025 and the quarter ended March 31, 2025 was due primarily to the payoff of one FHLB advance totaling $25.0 million in April 2025.

Net interest income for the quarter ended June 30, 2025 was $15.7 million reflecting an increase of 17.7% from the quarter ended March 31, 2025 and an increase of 29.1% from the quarter ended June 30, 2024. Net interest income was $13.3 million and $12.2 million, respectively, for the quarters ended March 31, 2025 and June 30, 2024.

The net interest margin was 3.42% for the quarter ended June 30, 2025. For the quarters ended March 31, 2025 and June 30, 2024, the net interest margin was 2.98% and 2.92%, respectively. The increases in the net interest margin from March 31, 2025 and June 30, 2024 can be attributed to several factors. The net interest spread increased to 2.51% at June 30, 2025 from 2.13% and 2.08% at March 31, 2025 and June 30, 2024, respectively. The repositioning of the securities portfolio during the first quarter of 2025 increased the yield on securities by 144 basis points in the second quarter. In addition, the yield on loans increased due to higher yielding loans being originated during the second quarter of 2025. Certificates of deposits accounts have been renewed and retained at lower rates as they mature. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitable earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. This is a non-GAAP financial measure. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

Total noninterest income (loss) was $4.9 million and $(8.6 million) for the quarters ended June 30, 2025 and March 31, 2025 respectively. Total noninterest income was $4.3 million for the quarter ended June 30, 2024. As discussed above, the quarter ended March 31, 2025 included a significant transaction. Noninterest income, as adjusted to exclude the one-time effect of this significant transaction, was $3.9 million for the quarter ended March 31, 2025. This is a non-GAAP financial measure. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information. The increase in total noninterest income when comparing the second quarter of 2025 to the as adjusted first quarter of 2025 and the second quarter of 2024 is due to higher gains on sale of loans held for sale. Gains on loans held for sale were higher during the second quarter of 2025 due to increased sales activity in the SBA portfolio. The Company sold $8.4 million in SBA loans for a gain of $712 thousand during the second quarter of 2025, as compared to the sale of $2.0 million in SBA loans for a gain of $125 thousand during the first quarter of 2025. During the second quarter of 2024, the Company sold $2.6 million in SBA loans for a gain of $238 thousand.

Noninterest expense increased $810 thousand, or 6.4%, to $13.4 million for the quarter ended June 30, 2025 from $12.6 million for the quarter ended March 31, 2025. Noninterest expense was $12.5 million for the quarter ended June 30, 2024, representing an increase of $889 thousand or 7.1% when comparing to the quarter ended June 30, 2025. A $667 thousand or 9.3% increase in salaries and benefits expenses was noted between June 30, 2025 and March 31, 2025. This is mainly due to the increase in the number of employees. Full time equivalent employees were 245 and 233 at June 30, 2025 and March 31, 2025, respectively. A $492 thousand or 6.7% increase in salaries and benefits expenses was noted between June 30, 2025 and June 30, 2024. This increase is due to increased insurance expenses as well as increases in commissions expense due to increased loan sales activity during the current quarter.

Asset Quality and Provision for Credit Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $16.4 million or 0.86% of total assets at March 31, 2025 to $17.5 million or 0.86% of total assets at June 30, 2025. This increase was due largely to the placement of several loans onto nonaccrual status during the second quarter of 2025. Six loans were placed onto nonaccrual status with an average balance of $162 thousand. Nonperforming assets were $3.3 million or 0.18% of total assets at June 30, 2024. Nonperforming assets increased as of June 30, 2025 in comparison to June 30, 2024 mainly due to two large relationships being placed in nonaccrual status during the first quarter of 2025. These two relationships had a total balance of $13.7 million as of June 30, 2025.

The first relationship had an outstanding balance of $2.2 million as of June 30, 2025 and was a partially owner-occupied property whose owner passed away unexpectedly causing the business to halt. The courts have assigned an executor of the estate, and the Bank is filing a motion for summary judgment which, if granted, would permit moving forward with the foreclosure process during the third quarter of 2025. Based on a recent appraisal, the Bank believes that there is sufficient collateral to cover the entirety of the outstanding balance of the loan.

The second relationship was comprised of four residential multifamily income producing properties in Washington DC (the District) with a combined exposure of approximately $11.5 million. The largest of the four properties had a corresponding loan balance of $5.9 million. This property was offered for sale on July 8, 2025, for $5.7 million with the Bank agreeing to a short sale of $4.8 million, thereby creating a deficiency balance of $1.1 million after consideration of past due taxes and other costs. The property owner has entered into an agreement with the Bank to pay back the deficiency balance and the Bank has collateralized this note with the property owner’s remaining three properties, as well as two additional properties, as a condition of the aforementioned short sale. The Bank has allocated a specific reserve for the full amount of the deficiency balance. Concurrently, the property owner agreed to assign receivership of the remaining three properties to the Bank, which should help alleviate a prolonged court proceeding. The Bank is now actively working with the receiver to update the properties and ready them for sale while continuing to collect the housing payments directly from the District. These three properties were written down to their liquidation value, with no consideration of potentially needed repairs in the first quarter of 2025. The Bank does not anticipate having to make any further significant write-downs on these three properties.

The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Specific reserves on nonaccrual loans totaled $1.5 million, $152 thousand and $346 thousand as of June 30, 2025, March 31, 2025 and June 30, 2024, respectively.

The Company realized $159 thousand in net charge-offs for the quarter ended June 30, 2025 compared to $891 thousand for the three months ended March 31, 2025. During the three months ended June 30, 2024, $252 thousand in net recoveries were recognized. The majority of the charge-offs recognized during the first quarter of 2025 were related to one nonaccrual multifamily relationship collateralized by four properties being written down by $971 thousand to fair market value.

The ratio of allowance for credit losses to total loans was 1.11% and 1.05% at June 30, 2025 and March 31, 2025, respectively. The ratio of allowance for credit losses to total loans was 1.04% at June 30, 2024. The amount of provision for credit losses on loans reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $856 thousand in provision for credit losses on loans for the quarter ended June 30, 2025. The Company recognized provision for credit losses on loans of $1.1 million and $315 thousand for the quarters ended March 31, 2025 and June 30, 2024, respectively. The provision for the quarter ended June 30, 2025 was mainly due to a large specific reserve on a nonaccrual loan relationship totaling $1.1 million. This specific reserve was partially offset by the reduction in the loan portfolio during the quarter. The provision for the quarter ended March 31, 2025 was mainly due to the larger net charge-offs during the quarter. The provision for the quarter ended June 30, 2024 was lower due to the amount of net recoveries that were recognized along with minimal loan growth. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects expected credit losses over the life of the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at June 30, 2025 were $2.04 billion, which represented an increase of $130.6 million or 6.86% from total assets of $1.90 billion at March 31, 2025. At June 30, 2024, total consolidated assets were $1.79 billion. Total assets increased during the second quarter of 2025 primarily due to the increase in cash and cash equivalents of $131.1 million during the second quarter of 2025 and increased $272.3 million when compared to June 30, 2024. Cash and cash equivalents were at a higher level as of June 30, 2025 due to strong deposit growth during the quarter. See below for further discussion on deposit growth.

Total net loans decreased $14.3 million from $1.44 billion at March 31, 2025 to $1.42 billion at June 30, 2025 driven largely by the combination of marine amortization of $7.0 million and commercial and industrial decrease of $6.4 million. This $6.4 million decrease in commercial and industrial loans is directly related to the sales of two customers’ businesses and the subsequent payoffs of their respective outstanding loan balances. While the construction pool decreased by $22.6 million, the majority of this decrease was a large loan being converted from a construction loan to permanent financing in the owner-occupied commercial real estate pool.

Total deposits increased to $1.77 billion as of June 30, 2025 when compared to March 31, 2025 deposits of $1.61 billion. At June 30, 2024 total deposits were $1.49 billion. During the second quarter of 2025, total deposits increased $152.7 million. The majority of this increase was due to large deposits in non-interest bearing accounts totaling $151.7 million during the quarter and is primarily related to the previously mentioned sales proceeds of two customer's businesses. While working to retain these deposits long-term, the Company is currently unsure what portion of the funds will remain at the Bank and for how long. Year over year deposits increased $277.9 million and the majority of the growth, outside of the proceeds from the sale of the customer's businesses, was in savings and interest bearing deposits. Core deposit growth for the quarter and twelve months ended June 30, 2025 was $6.7 million and $88.4 million, respectively. Core deposits consist of checking accounts, NOW accounts, money market accounts, regular savings accounts and time deposits less than $250 thousand. Core deposits excludes the $151.7 million non-interest bearing accounts because the Company is unsure how much of the funds will remain at the Bank and for how long.

Liquidity

The objective of the Company’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of June 30, 2025, the Company’s uninsured deposits were approximately $195.5 million or 11.1% of total deposits.

The Company’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks, loans with a maturity less than one year and nonpledged securities available for sale, were $535.9 million and borrowing availability was $499.1 million as of June 30, 2025, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $839.5 million. Liquid assets have increased by $123.8 million during the second quarter mainly due to a $131.1 million increase in cash and cash equivalent balance. In addition to deposits, the Company utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home loan Bank of Atlanta (FHLB) as well as federal funds purchased from Community Bankers Bank may be used to fund the Company’s day-to-day operations. Long-term borrowings include FHLB advances as well as subordinated debt. Total outstanding borrowings decreased to $69.7 million at June 30, 2025 from $174.8 million at June 30, 2024. Borrowings decreased $24.8 million from $94.5 million at March 31, 2025. These decreases were primarily due to strong deposit growth and higher levels of loan sales enabling the payoff of borrowings.

Additional sources of liquidity available to the Company include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends

On July 24, 2025, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on August 15, 2025, to shareholders of record on August 4, 2025. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $68.5 million to $179.6 million at June 30, 2025 compared to June 30, 2024 and increased $3.2 million compared to March 31, 2025. During the first quarter of 2025, the Company completed a public offering. A total of 1,796,875 shares were issued with net proceeds of $53.5 million.

The Company’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest. The accumulated other comprehensive loss related to the Company’s securities available for sale increased to $7.3 million at June 30, 2025 compared to $6.6 million at March 31, 2025 and decreased from $18.8 million at June 30, 2024. As a part of a balance sheet repositioning as discussed above, the Bank sold available for sale debt securities with an amortized cost balance of $99.2 million (fair value of $86.8 million) and a weighted average yield of 1.72% and reinvested $66.0 million into purchases of available for sale debt securities with a weighted average yield of 4.70%. The sale of debt securities resulted in a net pre-tax realized loss of $12.4 million (after-tax of $9.8 million) that was recognized in the first quarter of 2025.

As of June 30, 2025, the most recent notification from the FDIC categorized the Bank of Clarke as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at June 30, 2025, Bank of Clarke was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, Bank of Clarke must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules. The Bank of Clarke exceeded these ratios at June 30, 2025.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental Non-GAAP information provides a better comparison of period-to-period operating performance and the impact of non-recurring expenses on the Bank’s results. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s results and financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for or more important than financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Second Quarter 2025 Earnings Release Conference Call and Webcast

Eagle Financial Services’ Chief Executive Officer, Brandon Lorey, and Chief Financial Officer, Kate Chappell, will hold a listen-only conference call and webcast to discuss second quarter results on Friday, July 25, 2025, at 10 a.m. eastern time. Those wishing to listen to the conference call should call the applicable number below and reference the Conference ID below.

USA / International – (Toll) - +1.646.968.2525

USA – (Toll-Free) +1.888.596.4144

Canada – (Toronto) +1.647.495.7514

Canada – (Toll-Free) +1.888.596.4144

Conference ID – 3461943 and press #

A replay of the call and webcast will be accessible at investors.bankofclarke.bank. Webcast URL: https://events.q4inc.com/attendee/115138030

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS (unaudited)

	For the Three Months Ended
(Dollars in thousands, except per share data)	2Q25	1Q25	4Q24	3Q24	2Q24
Net income (loss)	$5,270	$(6,974)	$6,186	$3,424	$3,185
Earnings (loss) per share, basic	$0.98	$(1.53)	$1.74	$0.97	$0.89
Earnings (loss) per share, diluted	$0.98	$(1.53)	$1.74	$0.97	$0.89
Return on average total assets (annualized)	1.09%	(1.48)%	1.32%	0.75%	0.72%
Return on average total equity (annualized)	11.93%	(20.75)%	21.10%	11.99%	11.89%
Dividend payout ratio	31.63%	N/M	17.82%	30.93%	33.71%
Fee revenue as a percent of total revenue (1)	15.65%	N/M	12.79%	17.11%	17.57%
Net interest margin(2)	3.42%	2.98%	3.03%	3.03%	2.92%
Yield on average earning assets (annualized)	5.41%	5.25%	5.39%	5.45%	5.22%
Rate on average interest-bearing liabilities (annualized)	2.90%	3.12%	3.18%	3.27%	3.14%
Net interest spread	2.51%	2.13%	2.21%	2.18%	2.08%
Non-interest income (loss) to average assets	1.02%	(1.82)%	1.81%	1.15%	0.97%
Non-interest expense to average assets	2.78%	2.68%	2.88%	2.81%	2.82%
Efficiency ratio(3)	64.91%	72.20%	74.58%	71.34%	77.00%

N/M - Not meaningful

(1) Fee revenue as a percentage of total revenue is calculated by dividing the sum of wealth management fees, service charges on deposit accounts and other service charges and fees by the sum of net interest income and non-interest income.

(2) Non-GAAP financial measure - The annualized net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(3) Non-GAAP financial measure - The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense less gain/loss on other real estate owned and gain/loss on repossessed assets by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio, the gain on the sale of the Old Town Center location and life insurance proceeds. The tax rate utilized is 21%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER (unaudited)

(Dollars in thousands, except per share data)	2Q25	1Q25	4Q24	3Q24	2Q24
BALANCE SHEET RATIOS
Loans to deposits	81.44%	89.99%	93.14%	95.95%	97.34%
Average interest-earning assets to average-interest bearing liabilities	146.08%	137.78%	134.93%	135.10%	136.75%
PER SHARE DATA
Dividends	$0.31	$0.31	$0.31	$0.30	$0.30
Book value	33.41	32.81	33.52	33.20	31.24
SHARE PRICE DATA
Closing price	$30.62	$32.79	$36.40	$32.40	$32.99
Diluted earnings multiple(1)	7.81	N/M	5.23	8.35	9.27
Book value multiple(2)	0.92	1.00	1.09	0.98	1.06
COMMON STOCK DATA
Outstanding shares at end of period	5,376,346	5,378,653	3,549,581	3,549,581	3,556,844
Weighted average shares outstanding	5,378,214	4,572,297	3,549,581	3,552,026	3,556,935
Weighted average shares outstanding, diluted	5,378,214	4,572,297	3,549,581	3,552,026	3,556,935
CREDIT QUALITY
Net charge-offs (recoveries) to average loans	0.01%	0.06%	0.03%	0.08%	(0.02)%
Total non-performing loans to total loans	1.20%	1.13%	0.17%	0.16%	0.20%
Total non-performing assets to total assets	0.86%	0.86%	0.16%	0.13%	0.18%
Non-accrual loans to:
Total loans	1.16%	1.11%	0.14%	0.16%	0.19%
Total assets	0.82%	0.85%	0.11%	0.12%	0.15%
Allowance for credit losses to:
Total loans	1.11%	1.05%	1.02%	1.03%	1.04%
Non-performing assets	91.24%	93.45%	506.30%	605.82%	458.72%
Non-accrual loans	95.48%	94.79%	725.24%	652.86%	555.46%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$593	$230	$382	$83	$167
Non-accrual loans	16,735	16,122	2,072	2,344	2,703
Other real estate owned and repossessed assets	186	—	514	99	403
NET LOAN CHARGE-OFFS (RECOVERIES):
Loans charged off	$335	$1,076	$585	$1,382	$172
(Recoveries)	(176)	(185)	(99)	(145)	(424)
Net charge-offs (recoveries)	159	891	486	1,237	(252)
PROVISION FOR CREDIT LOSSES ON LOANS	$856	$1,146	$210	$1,525	$315
ALLOWANCE FOR CREDIT LOSSES ON LOANS	$15,979	$15,282	$15,027	$15,303	$15,014

N/M - Not meaningful

(1) The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2) The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 06/30/2025	Unaudited 03/31/2025	* 12/31/2024	Unaudited 09/30/2024	Unaudited 06/30/2024
Assets
Cash and due from banks	$17,401	$16,527	$13,129	$15,418	$15,202
Interest-bearing deposits with other institutions	260,568	187,018	162,595	162,187	45,977
Federal funds sold	118,033	61,401	17,435	3,586	62,476
Securities available for sale, at fair value	124,693	114,844	128,887	140,018	138,269
Loans held for sale	3,302	3,173	2,660	3,657	3,058
Loans, net of allowance for credit losses	1,422,653	1,436,982	1,452,022	1,468,025	1,433,920
Bank premises and equipment, net	14,693	14,625	14,339	18,101	18,114
Bank owned life insurance	31,172	30,894	30,621	30,361	30,103
Other assets	42,565	39,013	44,527	40,348	43,286
Total assets	$2,035,080	$1,904,477	$1,866,215	$1,881,701	$1,790,405
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$574,596	$421,342	$406,180	$413,615	$415,017
Savings and interest bearing demand deposits	728,370	697,679	679,330	655,601	647,358
Time deposits	463,558	494,770	489,646	476,720	426,209
Total deposits	$1,766,524	$1,613,791	$1,575,156	$1,545,936	$1,488,584
Federal funds purchased	172	—	—	244	302
Federal Home Loan Bank advances, short-term	—	25,000	—	—	—
Federal Home Loan Bank advances, long-term	40,000	40,000	120,000	170,000	145,000
Subordinated debt, net	29,545	29,529	29,512	29,495	29,478
Other liabilities	19,191	19,682	22,560	18,182	15,926
Total liabilities	$1,855,432	$1,728,002	$1,747,228	$1,763,857	$1,679,290

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	13,260	13,252	8,714	8,714	8,707
Surplus	64,154	63,922	14,901	14,633	14,604
Retained earnings	109,530	105,928	114,012	108,927	106,567
Accumulated other comprehensive (loss)	(7,296)	(6,627)	(18,640)	(14,430)	(18,763)
Total shareholders' equity	$179,648	$176,475	$118,987	$117,844	$111,115
Total liabilities and shareholders' equity	$2,035,080	$1,904,477	$1,866,215	$1,881,701	$1,790,405

* Derived from audited consolidated financial statements.

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA (unaudited)

(dollars in thousands)

	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Mortgage real estate loans:
Construction & Secured by Farmland	$76,060	$98,660	$95,200	$97,170	$81,609
HELOCs	52,032	50,543	50,646	50,452	46,697
Residential First Lien - Investment	106,493	108,519	105,910	106,323	112,790
Residential First Lien - Owner Occupied	177,000	174,822	194,065	198,570	187,807
Residential Junior Liens	10,865	10,983	11,184	11,956	12,387
Commercial - Owner Occupied	288,821	268,990	272,236	273,249	257,675
Commercial - Non-Owner Occupied & Multifamily	372,833	374,471	367,680	357,351	352,892
Commercial and industrial loans:
BHG loans	2,928	3,248	3,566	3,810	4,284
SBA PPP loans	16	22	28	34	39
Other commercial and industrial loans	103,571	109,658	106,749	107,320	102,345
Marine loans	196,434	203,455	210,095	225,902	236,890
Triad Loans	22,111	22,528	22,894	23,616	24,579
Consumer loans	7,628	7,898	8,123	8,447	9,497
Overdrafts	240	208	309	215	257
Other loans	15,372	11,822	11,911	11,932	11,951
Total loans	$1,432,404	$1,445,827	$1,460,596	$1,476,347	$1,441,699
Net deferred loan costs and premiums	6,228	6,437	6,453	6,981	7,235
Allowance for credit losses	(15,979)	(15,282)	(15,027)	(15,303)	(15,014)
Net loans	$1,422,653	$1,436,982	$1,452,022	$1,468,025	$1,433,920

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited)

(dollars in thousands, except per share data)

	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Interest and Dividend Income
Interest and fees on loans	$20,409	$19,971	$21,148	$21,143	$19,525
Interest on federal funds sold	87	39	5	11	68
Interest and dividends on securities available for sale:
Taxable interest income	1,142	695	713	712	739
Interest income exempt from federal income taxes	—	3	4	4	3
Dividends	117	150	162	157	155
Interest on deposits in banks	3,060	2,644	1,962	1,659	1,248
Total interest and dividend income	$24,815	$23,502	$23,994	$23,686	$21,738
Interest Expense
Interest on deposits	$8,263	$8,504	$8,496	$8,419	$7,515
Interest on Federal Home Loan Bank advances	499	1,308	1,645	1,756	1,712
Interest on subordinated debt	355	354	354	354	355
Total interest expense	$9,117	$10,166	$10,495	$10,529	$9,582
Net interest income	$15,698	$13,336	$13,499	$13,157	$12,156
Provision For Credit Losses	668	1,233	351	1,544	181
Net interest income after provision for credit losses	$15,030	$12,103	$13,148	$11,613	$11,975
Noninterest Income
Wealth management fees	$1,650	$1,681	$1,380	$1,515	$1,273
Service charges on deposit accounts	517	492	508	518	456
Other service charges and fees	1,060	972	929	1,117	1,164
(Loss) gain on the sale and disposal of bank premises and equipment	—	(16)	3,874	—	(11)
(Loss) on the sale of AFS securities	—	(12,425)	—	—	—
Gain on sale of loans held for sale	1,104	429	861	627	492
Small business investment company income	133	20	475	496	259
Bank owned life insurance income	278	273	260	930	523
Other operating income	175	20	234	48	149
Total noninterest income (loss)	$4,917	$(8,554)	$8,521	$5,251	$4,305
Noninterest Expenses
Salaries and employee benefits	$7,845	$7,179	$7,973	$7,548	$7,353
Occupancy expenses	598	662	508	530	470
Equipment expenses	401	423	456	427	401
Advertising and marketing expenses	152	183	309	247	245
Stationery and supplies	35	42	54	35	32
ATM network fees	332	362	371	406	373
Loss of sale of repossessed assets	—	133	—	204	—
FDIC assessment	254	322	330	343	351
Computer software expense	325	282	388	226	221
Bank franchise tax	381	367	342	342	338
Professional fees	641	563	640	408	511
Data processing fees	633	550	616	679	558
Other operating expenses	1,802	1,521	1,568	1,495	1,657
Total noninterest expenses	$13,399	$12,589	$13,555	$12,890	$12,510
Income (loss) before income taxes	$6,548	$(9,040)	$8,114	$3,974	$3,770
Income Tax Expense (Benefit)	1,278	(2,066)	1,928	550	585
Net income (loss)	$5,270	$(6,974)	$6,186	$3,424	$3,185
Earnings (Loss) Per Share
Net income (loss) per common share, basic	$0.98	$(1.53)	$1.74	$0.97	$0.89
Net income (loss) per common share, diluted	$0.98	$(1.53)	$1.74	$0.97	$0.89

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates (unaudited)

(dollars in thousands)

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$115,712	$1,260	4.37%	$117,367	$845	2.92%	$137,588	$893	2.61%
Tax-Exempt (1)	—	—	—%	353	4	4.25%	492	5	4.13%
Total Securities	$115,712	$1,260	4.37%	$117,720	$849	2.93%	$138,080	$898	2.62%
Loans:
Taxable	$1,419,117	$20,309	5.74%	$1,442,343	$19,871	5.59%	$1,424,304	$19,421	5.48%
Non-accrual	16,337	—	—%	3,959	—	—%	4,600	—	—%
Tax-Exempt (1)	9,999	126	5.04%	10,130	127	5.07%	10,603	132	5.01%
Total Loans	$1,445,453	$20,435	5.67%	$1,456,432	$19,998	5.57%	$1,439,507	$19,553	5.46%
Federal funds sold and interest-bearing deposits in other banks	281,749	3,146	4.48%	244,780	2,683	4.45%	98,672	1,316	5.36%
Total earning assets	$1,842,914	$24,841	5.41%	$1,818,932	$23,530	5.25%	$1,676,259	$21,767	5.22%
Allowance for credit losses	(15,439)			(15,228)			(14,604)
Total non-earning assets	105,484			102,727			105,467
Total assets	$1,932,959			$1,906,431			$1,767,122

Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$303,498	$1,632	2.16%	$275,462	$1,463	2.15%	$258,965	$1,538	2.39%
Money market accounts	273,415	1,521	2.23%	274,142	1,512	2.24%	261,557	1,463	2.25%
Savings accounts	130,166	36	0.11%	132,905	37	0.11%	136,370	39	0.12%
Time deposits:
$250,000 and more	174,030	1,911	4.41%	186,048	2,115	4.61%	138,531	1,652	4.80%
Less than $250,000	310,108	3,163	4.09%	311,499	3,377	4.40%	255,776	2,823	4.44%
Total interest-bearing deposits	$1,191,217	$8,263	2.78%	$1,180,056	$8,504	2.92%	$1,051,199	$7,515	2.88%
Federal funds purchased	2	—	n/m	8	—	n/m	15	—	n/m
Federal Home Loan Bank advances	40,824	499	4.90%	110,556	1,308	4.80%	145,110	1,712	4.74%
Subordinated debt	29,535	355	4.82%	29,517	354	4.87%	29,467	355	4.84%
Total interest-bearing liabilities	$1,261,578	$9,117	2.90%	$1,320,137	$10,166	3.12%	$1,225,791	$9,582	3.14%
Noninterest-bearing liabilities:
Demand deposits	473,911			426,947			417,128
Other Liabilities	20,286			23,071			16,489
Total liabilities	$1,755,775			$1,770,155			$1,659,408
Shareholders' equity	177,184			136,276			107,714
Total liabilities and shareholders' equity	$1,932,959			$1,906,431			$1,767,122
Net interest income (1)		$15,724			$13,364			$12,185
Net interest spread			2.51%			2.13%			2.08%
Interest expense as a percent of average earning assets			1.98%			2.27%			2.30%
Net interest margin (1)			3.42%			2.98%			2.92%

N/M - Not meaningful

(1) Non-GAAP financial measure - Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income (unaudited)

(dollars in thousands)

	Three Months Ended
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
GAAP Financial Measurements:
Interest Income - Loans	$20,409	$19,971	$21,148	$21,143	$19,525
Interest Income - Securities and Other Interest-Earnings Assets	4,406	3,531	2,846	2,543	2,213
Interest Expense - Deposits	8,263	8,504	8,496	8,419	7,515
Interest Expense - Other Borrowings	854	1,662	1,999	2,110	2,067
Total Net Interest Income	$15,698	$13,336	$13,499	$13,157	$12,156
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$26	$27	$27	$27	$28
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	—	1	1	1	1
Total Tax Benefit on Tax-Exempt Interest Income	$26	$28	$28	$28	$29
Tax-Equivalent Net Interest Income	$15,724	$13,364	$13,527	$13,185	$12,185

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Efficiency Ratio (unaudited)

(dollars in thousands)

	Three Months Ended
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Summary of Operating Results:
Noninterest expenses (GAAP)	$13,399	$12,589	$13,555	$12,890	$12,510
Less: Loss on sale of repossessed assets	—	133	—	204	—
Adjusted noninterest expenses (non-GAAP)	$13,399	$12,456	$13,555	$12,686	$12,510

Net interest income	15,698	13,336	13,499	13,157	12,156

Noninterest income (loss) (GAAP)	4,917	(8,554)	8,521	5,251	4,305
Less: (Loss) gain on the sale and disposal of premises and equipment	—	(16)	3,874	—	(11)
Less: (Loss) on the sale of securities	—	(12,425)	—	—	—
Less: Income from life insurance proceeds (1)	—	—	—	653	254
Adjusted noninterest income (non-GAAP)	$4,917	$3,887	$4,647	$4,598	$4,062
Tax equivalent adjustment (2)	26	28	28	28	29
Total net interest income and noninterest income, adjusted (non-GAAP)	$20,641	$17,251	$18,174	$17,783	$16,247

Efficiency ratio	64.91%	72.20%	74.58%	71.34%	77.00%

(1) Included in the consolidated statements of income (loss) under the heading bank owned life insurance income.

(2) Non-GAAP financial measure -Includes tax-equivalent adjustments on loans and securities using the federal statutory tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Performance Highlights (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
GAAP Financial Measurements:
GAAP Net income (loss)	$5,270	$(6,974)	$6,186	$3,424	$3,185
Adjustments to net income (loss):
Loss on sales of securities	—	12,425	—	—	—
Gain on sale of fixed assets	—	—	(3,874)	—	—
Tax effect of adjustments to net income	—	(2,609)	813	—	—
Non-GAAP Net income	$5,270	$2,842	$3,125	$3,424	$3,185

GAAP Noninterest income (loss)	$4,917	$(8,554)	$8,521	$5,251	$4,305
Adjustments to noninterest income (loss):
Loss on sales of securities	—	12,425	—	—	—
Gain on sale of fixed assets	—	—	(3,874)	—	—
Non-GAAP Noninterest income	$4,917	$3,871	$4,647	$5,251	$4,305

Earnings per share, basic and diluted	$0.98	$(1.53)	$1.74	$0.97	$0.89
Effect of adjustments to net income	—	2.15	(0.86)	—	—
Non-GAAP Earnings per share, basic and diluted	$0.98	$0.62	$0.88	$0.97	$0.89

Annualized return on average equity	11.93%	-20.75%	21.10%	11.99%	11.89%
Effect of adjustments to net income	0.00%	29.21%	-10.44%	—	—
Non-GAAP Annualized return on average equity	11.93%	8.46%	10.66%	11.99%	11.89%

Annualized return on average assets	1.09%	-1.48%	1.32%	0.75%	0.72%
Effect of adjustments to net income	0.00%	2.07%	-0.65%	—	—
Non-GAAP Annualized return on average assets	1.09%	0.59%	0.67%	0.75%	0.72%